FOR IMMEDIATE RELEASE

A.G. Edwards Announces First-Quarter Results for Fiscal 2006
Net Earnings Increase 18% Over Last Year's First Quarter

ST. LOUIS, June 23, 2005 -- A.G. Edwards, Inc. (NYSE: AGE) today announced results for the first quarter of fiscal 2006, which ended May 31, 2005.

Net earnings for the quarter were $55 million, or $0.71 per diluted share, on net revenues of $653 million. For the same quarter last year, net earnings were $46 million, or $0.57 per diluted share, on net revenues of $666 million.

The company previously disclosed its March 1, 2005 early adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share Based Payment" ("SFAS 123R"). As a result of this adoption, the company was required to recognize in the first quarter of fiscal 2006 a one-time, $2.8 million after-tax benefit, or $0.03 per diluted share net of incentive compensation and income taxes, related to estimated future forfeitures of previously issued restricted-stock awards that were unvested as of March 1, 2005.

Additionally, the adoption of SFAS 123R resulted in no expense for stock awards being recognized in the first quarter of fiscal 2006. Fiscal year 2006 stock awards to be granted at year's end will be expensed over their vesting period, generally three years, beginning in fiscal 2007. The operating results for the first and fourth quarters of fiscal year 2005 included restricted stock-award expense of $8.8 million, or $0.05 per diluted share, and $12.4 million, or $0.07 per diluted share, respectively.

The fiscal 2006 first-quarter results additionally reflect a $1.2 million benefit, or $0.02 per diluted share, resulting from the resolution of certain tax matters.

"While revenues overall were more challenging to come by during the quarter, we were pleased with our asset-management revenues reaching another all-time quarterly record thanks to continued growth of our fee-based programs and services," said Robert L. Bagby, chairman and chief executive officer. "Meanwhile, our communication and technology expenses continued to decline, and we took a big step forward in May with our technology-infrastructure changes when we completed the migration of our core trade-processing operations to an application service provider.

"During the quarter, we also rolled out the newest round of our national advertising, which incorporates the nest egg theme," Bagby said. "The positive response from our clients and employees confirms that we have found the right symbol to signify what we do for clients as well as help us build and strengthen awareness of the A.G. Edwards brand. We believe our branding effort along with our other key initiatives are continuing to improve shareholder value."

RESULTS OF OPERATIONS

Commissions -- Commission revenues during the first quarter decreased 12 percent ($33 million) versus the same quarter last year, reflecting decreased client activity in all commission-revenue categories, particularly equities and mutual funds.

Asset-management and service fees -- Asset-management and service-fee revenues in the first quarter of fiscal 2006 increased 14 percent ($31 million) over last year's first quarter and reached a new quarterly record. The results for the first quarter continued to reflect growing client interest in the firm's fund-advisory programs and other fee-based programs and services, as well as increased client-asset values.

Principal transactions -- Revenues from principal transactions in the first quarter decreased 26 percent ($18 million) compared to a year ago. These results reflect a lower volume of fixed-income transactions, with more transactions in shorter-term securities given the current interest-rate environment. The results additionally reflect decreased client activity in the over-the-counter equity markets.

Investment banking -- The first quarter's investment-banking revenues decreased 3 percent ($2 million) versus the first quarter of fiscal 2005. Lower underwriting revenues from corporate and government debt issues were partially offset by higher revenues from municipal-issuer refinancings. Revenues from equity underwriting and management fees were essentially flat.

Net interest revenue -- Interest revenue net of interest expense increased 37 percent ($10 million) during the first quarter of fiscal 2006 mainly from an increased prime rate resulting in higher interest rates charged on client-margin balances.

Other revenue -- Other revenue declined $2 million in the first quarter of fiscal 2006 primarily because last year's first quarter included a $6 million September 11, 2001 business-interruption settlement.

Non-interest expenses -- Total non-interest expenses during the first quarter of fiscal 2006 declined 3 percent ($20 million) versus the first quarter last year.

Compensation and benefits in the first quarter of fiscal 2006 declined 3 percent ($11 million) from the same quarter in fiscal 2005. The first quarter of fiscal 2005 included approximately $8.8 million of restricted stock-award expense as discussed above. Compensation and benefits in the first quarter of fiscal 2006 additionally reflect lower commissionable revenue.

Non-compensation-related expenses declined 5 percent ($9 million) from the same quarter last year. The decline was driven largely by decreased communication and technology expenses that resulted from the completion of major projects under the company's Gateway Initiative and lower amortization of certain technology assets. The decline was partially offset by increased expenses for additional resources needed to address various regulatory changes and legal matters.

ADDITIONAL INFORMATION

Total client assets at the end of the first quarter were $316 billion, a 7 percent increase when compared to the end of the first quarter of fiscal 2005.

As of May 31, 2005, stockholders' equity was $1.82 billion, for a book value per share of $23.71. Diluted per-share earnings for the first quarter were based on 77.5 million average common and common equivalent shares outstanding compared to 81.0 million in the prior year.

ABOUT A.G. EDWARDS, INC.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For more than 115 years, individuals and businesses have turned to A.G. Edwards to develop strong personal relationships with financial professionals who are dedicated to providing sound investment advice and long-term financial strategies. By adhering to a client-first philosophy, the firm carefully tailors these strategies to fit each client's individual needs. A.G. Edwards and its affiliates encompass 6,791 financial consultants in 721 offices nationwide and two European locations in London, England and Geneva, Switzerland.

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This material may contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to A.G. Edwards and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, government monetary and fiscal policy, the actions of competitors, changes in and effects of marketing strategies, client interest in specific products and services, regulatory changes and actions, changes in legislation, risk management, legal claims, technology changes, compensation changes, the impact of outsourcing agreements, the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004) "Share Based Payment," and implementation and effects of expense-reduction strategies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this release. A.G. Edwards does not undertake any obligation to publicly update any forward-looking statements.

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A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	May 31,	May 31,	Increase/	%
	2005	2004	(Decrease)	Chg.
REVENUES:
Commissions	$247,126	$280,009	$(32,883)	(11.7)
Asset management and service fees	250,295	218,923	31,372	14.3
Principal transactions	51,510	69,401	(17,891)	(25.8)
Investment banking	58,761	60,441	(1,680)	(2.8)
Interest	40,744	28,854	11,890	41.2
Other	6,716	8,926	(2,210)	(24.8)

TOTAL REVENUES	655,152	666,554	(11,402)	(1.7)

Interest expense	2,213	664	1,549	233.3

NET REVENUES	652,939	665,890	(12,951)	(1.9)

NON-INTEREST EXPENSES:
Compensation and benefits	419,438	430,931	(11,493)	(2.7)
Communication and technology	55,357	66,131	(10,774)	(16.3)
Occupancy and equipment	34,105	34,776	(671)	(1.9)
Marketing and business development	21,024	23,123	(2,099)	(9.1)
Floor brokerage and clearance	5,256	5,200	56	1.1
Other	37,324	32,403	4,921	15.2

TOTAL NON-INTEREST EXPENSES	572,504	592,564	(20,060)	(3.4)

EARNINGS BEFORE INCOME TAXES	80,435	73,326	7,109	9.7

INCOME TAXES	28,580	27,062	1,518	5.6

EARNINGS BEFORE
CUMULATIVE EFFECT OF
ACCOUNTING CHANGE, NET	51,855	46,264	5,591	12.1

CUMULATIVE EFFECT OF
ACCOUNTING CHANGE, NET	2,768		2,768	100.0

NET EARNINGS	$54,623	$46,264	$8,359	18.1

EARNINGS PER SHARE:
Diluted:
Earnings before cumulative effect
of accounting change, net	$0.67	$0.57	$0.10
Cumulative effect of accounting change, net	0.04		0.04

	$0.71	$0.57	$0.14	24.6
Basic:
Earnings before cumulative effect
of accounting change, net	$0.67	$0.58	$0.09
Cumulative effect of accounting change, net	0.04		0.04

	$0.71	$0.58	$0.13	22.4

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	77,471	80,951
Basic	77,214	80,183

STOCKHOLDERS' EQUITY	$1,823,376	$1,782,281
BOOK VALUE PER SHARE	$23.71	$22.38

TOTAL SHARES OUTSTANDING (end of period)	76,897	79,640

Note: Where appropriate, prior periods' financial information has been reclassified to conform to current year presentation.

A. G. EDWARDS, INC.
QUARTERLY CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	May 31,	February 28,	November 30,	August 31,	May 31,
	2005	2005	2004	2004	2004
REVENUES:
Commissions	$247,126	$277,117	$245,002	$232,038	$280,009
Asset management and service fees	250,295	246,566	234,284	219,304	218,923
Principal transactions	51,510	57,530	55,969	70,999	69,401
Investment banking	58,761	69,500	57,809	57,872	60,441
Interest	40,744	37,029	32,858	30,002	28,854
Other	6,716	3,099	13,510	4,753	8,926

TOTAL REVENUES	655,152	690,841	639,432	614,968	666,554

Interest expense	2,213	1,308	1,443	699	664

NET REVENUES	652,939	689,533	637,989	614,269	665,890

NON-INTEREST EXPENSES:
Compensation and benefits	419,438	457,714	410,421	400,090	430,931
Communication and technology	55,357	57,356	59,429	58,914	66,131
Occupancy and equipment	34,105	45,906	35,476	35,268	34,776
Marketing and business development	21,024	12,785	15,424	14,350	23,123
Floor brokerage and clearance	5,256	5,111	5,307	5,723	5,200
Other	37,324	30,561	34,075	36,800	32,403

TOTAL NON-INTEREST EXPENSES	572,504	609,433	560,132	551,145	592,564

EARNINGS BEFORE INCOME TAXES	80,435	80,100	77,857	63,124	73,326

INCOME TAXES	28,580	29,691	28,684	22,496	27,062

EARNINGS BEFORE
CUMULATIVE EFFECT OF
ACCOUNTING CHANGE, NET	51,855	50,409	49,173	40,628	46,264

CUMULATIVE EFFECT OF
ACCOUNTING CHANGE, NET	2,768

NET EARNINGS	$54,623	$50,409	$49,173	$40,628	$46,264

EARNINGS PER SHARE:
Diluted:
Earnings before cumulative effect
of accounting change, net	$0.67	$0.65	$0.63	$0.52	$0.57
Cumulative effect of accounting change, net	0.04

	$0.71	$0.65	$0.63	$0.52	$0.57
Basic:
Earnings before cumulative effect
of accounting change, net	$0.67	$0.66	$0.64	$0.52	$0.58
Cumulative effect of accounting change, net	0.04

	$0.71	$0.66	$0.64	$0.52	$0.58

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	77,471	77,306	77,844	79,156	80,951
Basic	77,214	76,362	76,781	78,305	80,183

STOCKHOLDERS' EQUITY	$1,823,376	$1,787,691	$1,712,738	$1,720,332	$1,782,281
BOOK VALUE PER SHARE	$23.71	$23.21	$22.53	$22.37	$22.38

Note: Where appropriate, prior periods' financial information has been reclassified to conform to current year presentation.

A.G. EDWARDS, INC.
QUARTERLY STATISTICAL INFORMATION
(Dollars in thousands, except per share amounts)
(Unaudited)

	1Q FY06	4Q FY05	3Q FY05	2Q FY05	1Q FY05

Net Revenues	$652,939	$689,533	$637,989	$614,269	$665,890

Earnings Before Income Taxes	$80,435	$80,100	$77,857	$63,124	$73,326

Net Earnings	$54,623	$50,409	$49,173	$40,628	$46,264

Net Earnings as a
Percent of Net Revenues	8.4%	7.3%	7.7%	6.6%	6.9%

Average Diluted Shares-
(000's Omitted)	77,471	77,306	77,844	79,156	80,951

Earnings Per Share (Diluted)	$0.71	$0.65	$0.63	$0.52	$0.57

Dividends Per Share	$0.16	$0.16	$0.16	$0.16	$0.16

Stockholders' Equity	$1,823,376	$1,787,691	$1,712,738	$1,720,332	$1,782,281

Book Value Per Share	$23.71	$23.21	$22.53	$22.37	$22.38

Return On Average Equity-
(Quarter Results Annualized)	12.1%	11.5%	11.5%	9.3%	10.4%

Financial Consultants	6,791	6,890	6,898	6,872	6,899

Full-time Employees	15,295	15,390	15,412	15,413	15,392

Locations	723	721	717	717	713

Total Client Assets (in millions)	$316,000	$319,000	$311,000	$296,000	$294,000

Assets In Fee-based Accounts (in millions)	$30,647	$30,752	$29,235	$27,420	$27,164

Note: Where appropriate, prior periods' financial information has been reclassified to conform to current year presentation.